Exhibit 99.1

FAT Brands Announces Record and Distribution Dates for

Special Stock Dividend in connection with Twin Hospitality Spin-Off

Twin Hospitality to Commence Trading as Standalone Public Company

LOS ANGELES (January 16, 2025) – FAT (Fresh. Authentic. Tasty.) Brands Inc. (NASDAQ: FAT), a leading global franchising company and parent company of 18 iconic brands, is pleased to announce that its Board of Directors has approved the distribution of a special stock dividend to FAT Brands’ common stockholders of shares of Class A Common Stock (“Twin Common Stock”) of Twin Hospitality Group Inc. (“Twin Hospitality”), the operating unit for its Twin Peaks and Smokey Bones restaurant brands. The distributed shares will represent approximately 5% of the fully diluted shares of Class A Common Stock of Twin Hospitality, and the remaining shares of Twin Hospitality will continue to be held by FAT Brands immediately following the distribution.

The distribution of shares of Twin Common Stock will be made on a pro rata basis to all holders of FAT Brands’ Class A Common Stock and Class B Common Stock as of the close of trading on January 27, 2025 (the “record date”). The distribution will take the form of a special dividend of 0.1520207 share of Twin Common Stock distributed with respect to each one share of FAT Brands Class A Common Stock and Class B Common Stock outstanding as of the record date. The shares of Twin Common Stock are expected to be delivered after the close of trading on January 29, 2025 (the “distribution date”), subject to the satisfaction or waiver of certain conditions, and commence trading on the Nasdaq Global Market under the symbol “TWNP” on the next trading day.

No fractional shares of Twin Common Stock will be distributed. Instead, the fractional shares will be aggregated and sold in the open market, with the net proceeds distributed pro rata in the form of cash payments to FAT Brands stockholders who would otherwise be entitled to receive a fractional share of Twin Common Stock.

Holders of FAT Brands’ outstanding Warrants (NASDAQ: FATBW) who wish to receive the distribution of Twin Common Stock are reminded to exercise their Warrants for Class A Common Stock in advance of the record date. Warrants that are not exercised prior to the record date will not receive the distribution of Twin Common Stock, but instead will have their exercise price adjusted downward under the warrant agency agreement. The current exercise price of the Warrants is $2.2142, which will be adjusted downward following the record date by an amount equal to the fair market value of the distributed shares of Twin Common Stock divided by the sum of all shares of Class A Common Stock outstanding on the record date plus the number of unexercised Warrants on the record date, but not below zero.

No vote or action is required by the FAT Brands common stockholders to receive the special stock dividend of Twin Common Stock, which will be issued in book-entry form. The FAT Brands common stockholders who hold their shares through brokers or other nominees will have shares of Twin Common Stock credited to their accounts by their nominees or brokers.

FAT Brands plans to send an information statement regarding the distribution and the spin-off to its common stockholders. The information statement will include further details about the distribution and will also be posted under the Investor Relations tab on FAT Brands’ website at: https://ir.fatbrands.com/news/default.aspx

Beginning after the record date up to and including the distribution date, it is expected that there will be two ways to trade FAT Brands Class A Common Stock and Class B Common Stock – either with or without the distribution of Twin Common Stock.

●	A ‘regular way’ market in which shares of FAT Brands Class A Common Stock (NASDAQ: FAT) and Class B Common Stock (NASDAQ: FATBB) will trade with an entitlement to receive shares of Twin Common Stock on the distribution date.

●	An ‘ex-distribution’ market in which shares of FAT Brands Class A Common Stock (NASDAQ: FATAV) and Class B Common Stock (NASDAQ: FATBV) will trade without an entitlement to receive shares of Twin Common Stock on the distribution date (identified by the letter “v” at the end of the trading symbol).

Beginning on the day following the distribution date, all shares of FAT Brands Class A Common Stock and Class B Common Stock and Twin Common Stock will be separately traded only on a “regular way” market. Investors are encouraged to consult with their financial and tax advisors regarding the particular consequences of the special dividend and specific implications of buying or selling shares of either company on or before the distribution date.

The financial advisors in this transaction are Clear Street, BTIG, Roth Capital Partners and ICR Capital. Greenberg Traurig, LLP is serving as legal counsel.

About FAT (Fresh. Authentic. Tasty.) Brands

FAT Brands (NASDAQ: FAT) is a leading global franchising company that strategically acquires, markets, and develops fast casual, quick-service, casual dining, and polished casual dining concepts around the world. The Company currently owns 18 restaurant brands: Round Table Pizza, Fatburger, Marble Slab Creamery, Johnny Rockets, Fazoli’s, Twin Peaks, Great American Cookies, Smokey Bones, Hot Dog on a Stick, Buffalo’s Cafe & Express, Hurricane Grill & Wings, Pretzelmaker, Elevation Burger, Native Grill & Wings, Yalla Mediterranean and Ponderosa and Bonanza Steakhouses, and franchises and owns over 2,300 units worldwide. For more information on FAT Brands, please visit www.fatbrands.com.

About Twin Peaks

Founded in 2005 in the Dallas suburb of Lewisville, Twin Peaks franchises and owns 115 restaurants in the United States and Mexico. Twin Peaks is the ultimate sports lodge featuring made-from-scratch food and the coldest beer in the business, surrounded by scenic views and wall-to-wall TVs. For more information, visit twinpeaksrestaurant.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to significant business, economic and competitive risks, uncertainties and contingencies, many of which are difficult to predict and beyond our control, which could cause our actual results, including the anticipated consummation and consequences of the distribution and spin-off transaction discussed in this press release, to differ materially from the results expressed or implied in such forward-looking statements. We refer you to the Registration Statement on Form 10 filed by Twin Hospitality Group Inc., and the documents filed by FAT Brands Inc. from time to time with the SEC, such as its reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these risks, uncertainties and contingencies. We undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

Investor Relations:

ICR

Michelle Michalski

IR-FATBrands@icrinc.com

646-277-1224

Media Relations:

FAT Brands Inc.

Erin Mandzik

emandzik@fatbrands.com

860-212-6509

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